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                                                                     EXHIBIT 8.1




                  [Wachtell, Lipton, Rosen & Katz letterhead]





                                 March 5, 1997


The Vons Companies, Inc.
618 Michillinda Avenue
Arcadia, California 91007


Ladies and Gentlemen:

         We have acted as special counsel to The Vons Companies, Inc., a Michigan corporation ("Vons") in connection with the proposed merger (the "Merger") of SSCI Merger Sub, Inc. ("Merger Sub"), a Michigan corporation and an indirect wholly owned subsidiary of Safeway Inc., a Delaware corporation ("Safeway"), with and into Vons, upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 15, 1996 by and among Safeway, Merger Sub and Vons, as amended. At your request, we are rendering our opinion concerning the material federal income tax consequences of the Merger.

         For purposes of the opinion set forth below, we have relied, with the consent of Vons, Safeway and Merger Sub, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Vons and Safeway (copies of which are attached hereto and which are incorporated herein by reference), and we have assumed that such certificates will be complete and accurate as of the Effective Time. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement/Prospectus of Vons and Safeway, dated March 6, 1997 which is part of the Registration Statement of Form S-4 (the "Registration Statement") of Safeway relating to the proposed Merger (the "Joint Proxy Statement/ Prospectus").

         We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement/Prospectus and that the Merger will qualify as a merger under the applicable laws of the State of Michigan.



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The Vons Companies, Inc.
March 5, 1997
Page 2


         Based upon and subject to the foregoing, it is our opinion that under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that accordingly the following will be the material federal income tax consequences of the Merger:

        (i) No gain or loss will be recognized by holders of Vons Common Stock upon their receipt of Safeway Common Stock for Vons Common Stock pursuant to the Merger, except that a holder of Vons Common Stock who receives cash proceeds in lieu of a fractional share interest in Safeway Common Stock will recognize a gain or loss equal to the difference between the cash received and the tax basis allocated to the fractional share interest.

        (ii) The tax basis of the Safeway Common Stock received by a holder of Vons Common Stock will be the same as such stockholder's tax basis in the Vons Common Stock surrendered in exchange therefor (reduced by any tax basis allocable to fractional share interests for which cash is received).

        (iii) The holding period of the Safeway Common Stock received in the Merger will include the period for which the Vons Common Stock surrendered in exchange therefor was held (provided that the Vons Common Stock is held as a capital asset at the time of the Merger).

        (iv)  Vons will not recognize gain or loss as result of the Merger.

         This opinion does not address the various state, local and foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequences of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

         We consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the heading "THE MERGER -- Certain Federal Income Tax Consequences to Vons and Vons
Stockholders" in the Proxy Statement/Prospectus that is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/ Wachtell, Lipton, Rosen & Katz